Exhibit 99.1

January 28, 2013

Caterpillar contact:
Jim Dugan
Global Government & Corporate Affairs
(309) 494-4100 Office
(309) 360-7311 Mobile
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces 2012 Year-End Results

Full-Year 2012 vs. Full-Year 2011
Cat Financial reported revenues of $2.69 billion for 2012, an increase of $48 million, or 2 percent, compared with 2011. Profit after tax was $432 million, a $54 million, or 14 percent, increase from 2011.
The increase in revenues was primarily due to a $223 million favorable impact from higher average earning assets (finance receivables and operating leases at constant rates), partially offset by a $139 million unfavorable impact from lower average financing rates on new and existing finance receivables and operating leases and a $33 million unfavorable impact from returned or repossessed equipment.
Profit before income taxes was $591 million for 2012, compared with $504 million for 2011. The increase was primarily due to an $89 million favorable impact from higher average earning assets, a $22 million favorable impact from mark-to-market adjustments that were recorded on interest rate derivative contracts and a $15 million decrease in the provision for credit losses. These increases in pre-tax profit were partially offset by a $33 million unfavorable impact from returned or repossessed equipment.
The provision for income taxes reflects an annual tax rate of 25 percent for both 2012 and 2011. The 2011 provision for income taxes included a $15 million benefit related to prior years.
New retail financing for 2012 was $13.96 billion, an increase of $2.63 billion, or 23 percent, from 2011. The increase was a result of growth across all operating segments, with the largest increases occurring in our Europe and Caterpillar Power Finance, Asia/Pacific and Mining operating segments.
During 2012, Cat Financial's overall portfolio quality reflected continued improvement. At the end of 2012, past dues were 2.26 percent compared with 2.80 percent at the end of the third quarter of 2012 and 2.89 percent at the end of 2011.
Write-offs, net of recoveries, were $102 million for the full-year 2012, compared with $158 million for 2011. Full-year 2012 write-offs, net of recoveries, were 0.42 percent of average annual retail portfolio, compared with 0.70 percent in 2011.
At year-end 2012, Cat Financial's allowance for credit losses totaled $426 million or 1.49 percent of net finance receivables, compared with $369 million or 1.47 percent of net finance receivables at year-end 2011. The overall increase of $57 million in allowance for credit losses during the year reflects a $51 million increase in allowance due to an increase in the Cat Financial net finance receivables portfolio and a $6 million increase associated with the higher allowance rate.

Fourth-Quarter 2012 vs. Fourth-Quarter 2011
Cat Financial reported fourth-quarter 2012 revenues of $679 million, an increase of $17 million, or 3 percent, compared with the fourth quarter of 2011. Fourth-quarter profit after tax was $99 million, a $4 million, or 4 percent, increase from the fourth quarter of 2011.
The increase in revenues was primarily due to an $80 million favorable impact from higher average earning assets (finance receivables and operating leases at constant rates), partially offset by a $52 million unfavorable impact from lower average financing rates on new and existing finance receivables and operating leases and a $12 million unfavorable impact from returned or repossessed equipment.
Profit before income taxes was $124 million for the fourth quarter of 2012, compared with $111 million for the fourth quarter of 2011. The increase was primarily due to a $32 million favorable impact from higher average earning assets, a $6 million decrease in general, operating and administrative expense and a $5 million favorable impact from mark-to-market adjustments that were recorded on interest rate derivative contracts. These increases were partially offset by a $17 million increase in the provision for credit losses and a $12 million unfavorable impact from returned or repossessed equipment.

The provision for income taxes in the fourth quarter reflects an annual tax rate of 25 percent for both 2012 and 2011.  The 2011 fourth-quarter provision for income taxes included an $18 million benefit related to prior years.
New retail financing in the fourth quarter of 2012 was $3.85 billion, an increase of $840 million, or 28 percent, from the fourth quarter of 2011. The increase was a result of growth across all operating segments, with the largest increases occurring in our North America, Europe and Caterpillar Power Finance and Latin America operating segments.
“We are very pleased with the growth in our new retail financing volume and the performance of our portfolio during 2012,” said Kent Adams, Cat Financial president and vice president of Caterpillar Inc. “Past dues and write-offs also improved during the year, and are at the lowest levels since 2007.  We continue to be well positioned to serve Caterpillar, Cat dealers, and our customers world-wide.”
For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2012 VS. FOURTH QUARTER 2011
(ENDED DECEMBER 31)
(Millions of dollars)

	2012	2011	CHANGE
Revenues	$679	$662	3%
Profit Before Income Taxes	$124	$111	12%
Profit After Tax	$99	$95	4%
New Retail Financing	$3,850	$3,010	28%
Total Assets	$34,742	$30,112	15%

FULL YEAR 2012 VS. FULL YEAR 2011
(ENDED DECEMBER 31)
(Millions of dollars)

	2012	2011	CHANGE
Revenues	$2,693	$2,645	2%
Profit Before Income Taxes	$591	$504	17%
Profit After Tax	$432	$378	14%
New Retail Financing	$13,958	$11,323	23%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2011, and similar sections in our quarterly reports on Form 10-Q, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.